                                                                    EXHIBIT 99.1

                                 [TRUSERV LOGO]

                                EARNINGS RELEASE


                     TRUSERV REPORTS THIRD QUARTER EARNINGS


         CHICAGO, OCT. 31, 2001 - TruServ Corporation reported today revenue for the month ended September 29, 2001 of $235.3 million, down 12.0 percent from $267.5 after excluding net sales from the lumber business sold in December of 2000. Revenue compared to the same period a year ago, which includes the lumber business, was down 35.5 percent.

         Net income for the month was $1.8 million, versus income of $10.7 million in the same period a year ago. After excluding the direct earnings of $1.2 million from the lumber business and $5.0 million from a pension annuitization gain in September of last year, and after excluding restructuring charges of $3.5 million and unusual legal and refinancing costs of $0.6 million incurred in September of this year, on a comparative basis, the net income was $1.4 million higher than a year ago.

         Chief operating officer and chief financial officer Pamela Forbes Lieberman attributed the improvement in net income, after the exclusion of extraordinary, one-time gains and expenses, to both an improved mix of warehouse sales versus manufacturer direct sales to members, and to millions of dollars in cost reductions from operational efficiencies.

         "The effect of higher handled sales, combined with cost reductions, more than offset the impact from lower sales volumes," said Forbes Lieberman. "Reductions in both corporate staff and the distribution network, together with lower advertising expense, all helped in reducing the co-op's ongoing costs."

         Revenue for the quarter ended September 29 was $621.9 million, down 9.2 percent from the same period a year ago after excluding net sales from the lumber business sold in December of 2000. Revenue compared to the same period a year ago, which includes the lumber business, was down 34.1 percent.

         The quarter resulted in a loss of $2.5 million, down from earnings of $9.4 million from the same period a year ago. Earnings increased quarter over quarter by $2.7 million, after excluding the direct earnings of $3.6 million from the lumber business and a one time pension annuitization gain of $5.0 million in the third quarter of last year and excluding restructuring


Sept. Earnings                       Page 1                             11/01/01

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charges and unusual legal and refinancing costs of $3.3 million and $2.7 million, respectively, incurred in the third quarter of this year.

         Revenue for the nine months ended September 29 was $2.0 billion, down
10.6 percent from the same period a year ago after excluding net sales from the lumber business sold in December of 2000. Revenue compared to the same period a year ago, which includes the lumber business, was down 34.9 percent.

         The net loss for the first nine months was $13.8 million, down from net income of $12.4 million from the same period a year ago. Earnings after certain exclusions increased $2.3 million period over period. These exclusions were the direct earnings of $11.1 million from the lumber business and a one time pension annuitization gain of $5.0 million in the first nine months of last year and lumber business direct earnings, restructuring charges and unusual legal and refinancing costs of $0.3 million, $8.2 million and $4.5 million, respectively, incurred in the first nine months of this year.

         Senior note and revolver debt, net of available cash on hand, was $403 million at the end of September, down 18 percent compared with $489 million outstanding at September month end a year ago.

         "We continue to pay down our debt as a result of improved operating cash flow due to aggressive cost reductions and inventory reduction," said Forbes Lieberman. "It's important to note that in the period of May through September, TruServ has operated at a profit, even with all our restructuring and refinancing costs factored in. Our business plan is working."

         Forbes Lieberman also assured members that the co-op's refinancing continues on track for a December close and points to improved fill rates as a key indicator that TruServ's vendor community supports the co-op.

         "Once we complete our refinancing in December, many of the distractions of the past go away, allowing us to focus entirely on growing our members' business and improving our operational profitability."



Sept. Earnings                       Page 2                             11/01/01

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                                  TRUSERV CORP.
                   COMPARATIVE CONDENSED STATEMENT OF EARNINGS
                                 ($ in millions)

                                MONTH ENDED                     QUARTER ENDED                  NINE MONTHS ENDED
------------------------------------------------------------------------------------------------------------------------
                       9/29/01    9/30/00     % Change  9/29/01   9/30/00     % Change   9/29/01    9/30/00     % Change
------------------------------------------------------------------------------------------------------------------------
Comparative Revenue     $235.3     $267.5      (12.0%)   $621.9    $684.7       (9.2%)  $2,002.8   $2,241.3      (10.6%)
------------------------------------------------------------------------------------------------------------------------
Lumber Revenue              --      $97.5          --      $0.1    $259.6          --      $21.3     $867.8          --
------------------------------------------------------------------------------------------------------------------------
Net Sales               $235.5     $365.0      (35.5%)   $622.0    $944.3      (34.1%)  $2,024.1   $3,109.1      (34.9%)
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
Comparative Net           $5.9       $4.5       31.1%      $3.5      $0.8      437.5%      ($1.4)     ($3.7)      62.2%
Income
------------------------------------------------------------------------------------------------------------------------
Direct Lumber               --       $1.2          --        --      $3.6          --       $0.3      $11.1          --
Business Income
------------------------------------------------------------------------------------------------------------------------
Pension                     --       $5.0          --        --      $5.0          --         --       $5.0          --
Annuitization Gain
------------------------------------------------------------------------------------------------------------------------
Restructuring &          ($4.1)        --          --     ($6.0)       --          --     ($12.7)        --          --
Refinancing Costs
------------------------------------------------------------------------------------------------------------------------
Reported Net Income       $1.8      $10.7          --     ($2.5)     $9.4          --     ($13.8)     $12.4          --
------------------------------------------------------------------------------------------------------------------------


This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K which Note is incorporated into this news release by reference.

                                       ###



Sept. Earnings                       Page 3                             11/01/01